EXHIBIT 11 – COMPUTATION OF EARNINGS PER SHARE

In thousands of dollars, except per share data

	Six Months Ended June 30,			Three Months Ended June 30,

	2003		2002	2003		2002

Numerator:
Income before cumulative effect of a change in accounting principle	$322,346		$328,365	$251,300		$238,036
Cumulative effect of a change in accounting principle	—		(16,778,526)	—		—

Net income (loss)	322,346		(16,450,161)	251,300		238,036

Effect of dilutive securities:
Convertible debt – 2.625% issued in 1998	2,106		4,679	—		2,340
Convertible debt – 1.5% issued in 1999	—		4,650	—		2,325
LYONS – 1998 issue	1,446	*	2,379 *	230	*	1,195
Less: Anti-dilutive items	(1,446)		(2,379)	(230)		—

Numerator for net income before cumulative effect of a change in accounting principle per common share — diluted	$324,452		$337,694	$251,300		$243,896
Numerator for cumulative effect of a change in accounting principle per common share - diluted	—		(16,778,526)	—		—

Numerator for net income (loss) per common share — diluted	324,452		(16,440,832)	251,300		243,896
Denominator:
Weighted average common shares	613,961		600,916	614,361		602,618
Effect of dilutive securities:
Stock options and common stock warrants	3,078		5,005	3,195		4,795
Convertible debt – 2.625% issued in 1998	4,154		9,282	—		9,282
Convertible debt – 1.5% issued in 1999	—		9,454	—		9,454
LYONS – 1998 issue	1,798	*	3,085 *	563	*	3,085
Less: Anti-dilutive items	(1,798)		(3,085)	(563)		—

Denominator for net income (loss) per common share — diluted	621,193		624,657	617,556		629,234
Net income (loss) per common share:
Income (loss) before cumulative effect of a change in accounting principle - Basic	$.53		$.55	$.41		$.40
Cumulative effect of a change in accounting principle — Basic	—		(27.92)	—		—

Net income (loss) — Basic	$.53		$(27.37)	$.41		$.40

Income (loss) before cumulative effect of a change in accounting principle - Diluted	$.52		$.54	$.41		$.39
Cumulative effect of a change in accounting principle — Diluted	—		(26.86)	—		—

Net income (loss) — Diluted	$.52		$(26.32)	$.41		$.39

*	Denotes items that are anti-dilutive to the calculation of earnings per share.